Exhibit 10.2

PartnerRe Ltd.
Restricted Share Unit Award

<Name>
<Date>

      This Award Agreement (the "Agreement") is made effective as of <Date>, by and between PartnerRe Ltd. (the "Company"), and <Name> (the "Participant"), a non-employee Director of the Company.

      NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1.  Definitions; Conflicts. Unless defined in this Restricted Share Unit Award (this “Award Document”), capitalized terms will have the same meanings ascribed to them in the PartnerRe Ltd. 2003 Non-Employee Directors Stock Plan (the “Plan”).

      2. Purpose of Award Document. The purpose of this Award Document is to grant Restricted Share Units to the Participant receiving this Award and named below. The Restricted Share Units that are the subject of this grant will be known as “RSUs”.

      3. Award Document. This Award Document is entered into pursuant to the terms of the Plan, and evidences the grant of a share-based award in the form of RSUs pursuant to the Plan. By receipt of this Award Document, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

      4. Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Grant Date”) as specified in the Notice of RSU attached to this document.

      5. Rights. A RSU carries no voting rights. A RSU carries the right to receive dividend equivalents payable in Shares and which will be subject to the same terms as the related RSU. Such dividend rights will accrue as of each dividend payment date, if any, on a compounded basis until the delivery of the Shares underlying the RSUs (including the dividend equivalents thereon), based on the Fair Market Value of a Share at the time of such dividend payment.

      6. Terms. Each RSU represents a fully vested right to delivery of one Share in the future. All of the Shares underlying the RSUs (including any dividend equivalents thereon) will be delivered on the fifth anniversary of the Grant Date; provided that such delivery may be further deferred by filing a timely election with the Company, deferring such delivery until the tenth or fifteenth anniversary of the Grant Date, at the election of the Participant. After a Participant’s death, the delivery deferral will be lifted and the shares will be immediately delivered to his or her designated beneficiary or estate, as the case may be.

      7. Change in Control. Upon a Change in Control, the RSUs will be subject to Section 12(e)(i) of the Plan.

      8. Shareholder Rights. Subject to Section 4, the Participant will have no rights as a shareholder with respect to the Shares to which this Award relates until the date on which the Participant becomes the holder of record of such Shares.

      9. Transferability. The transferability of a RSU will be subject to Sections 11(d) and 11(e) of the Plan.

      10. Termination. Upon termination of the Participant’s service, all remaining Shares underlying the RSUs (including any dividend equivalents thereon) will remain deliverable on the fifth anniversary of the Grant Date or such deferred date as the Participant may have elected.

      11. Entire Agreement. The Plan and this Award Document (including the Notice of RSU) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Document must be in writing signed by the Company (oral statements by any person cannot modify this Award Document). Decisions of the Committee with respect to the administration and interpretation of the Plan and this Award Document will be final, conclusive and binding on all persons.

      12. Data Protection. The Participant hereby acknowledges and agrees that the Company or any of its Affiliates may process sensitive personal data about the Participant. The Participant hereby gives his or her explicit consent to the Company to process any such personal and/or sensitive data. The Participant also hereby provides explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which he or she is providing services.

      13. Acquired Rights. The Participant hereby acknowledges and agrees that this Award does not provide any entitlement to any benefit other than that granted under the Plan. The Participant acknowledges and agrees that the benefits granted under the Plan are entirely at the discretion of the Committee and/or the Board and that the Committee and/or the Board, subject to Section 12 of the Plan, retains the right to amend or terminate the Plan at any time, in its sole discretion and without notice.

      14. Governing Law. This Award Document will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:

Name: Diana Wilson
Title: Group Human Resources

OPTIONEE

By:

Name: <Name>

Notice of Restricted Share
Units

	Award Number:	0000__________
<NAME>
	Plan:	DlR2
<ADDRESS>
	ID:	#

Effective <date>, you have been granted an award of # RSU’s of PartnerRe Ltd. (the Company) common stock with a fair market value of $ .

The current total value of the award is $
RSU's	Delivery Date

#	<date>

By your signature and the Company's signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Plan and the Restricted Share Agreement, all of which are attached and made a part of this document.

PartnerRe Ltd.	Date

<name>	Date

Wellesley House South, 90 Pitts Bay Road	Telephone	(1 441) 292 0888
Pembroke HM 08, Bermuda	Telefax	(1 441) 296 2250	http://www.partnerre.com